Exhibit 99.1

Keane Announces Fourth Quarter and Full Year 2016 Financial and Operational Results
HOUSTON, Texas (March 14, 2017) – Keane Group, Inc. ("Keane" or the "Company") today reported fourth quarter and full year 2016 financial results.
Results and Recent Highlights

•	Reported fourth quarter 2016 revenue of $151.0 million, compared to fourth quarter 2015 of $54.0 million

•	Achieved fourth quarter 2016 adjusted EBITDA of $6.1 million, compared to fourth quarter 2015 of $0.4 million

•	Averaged 12 deployed hydraulic fracturing fleets during fourth quarter 2016; exited 2016 with 13 deployed fleets

•	Completed initial public offering with portion of proceeds used to fully repay pre-existing term loan facility a portion of our secured notes

•	Entered into a new $150 million asset-based revolving credit facility; finalized the terms of a new five and a half year $150 million senior secured term loan facility
Fourth Quarter 2016 Financial Results

Revenue for the quarter ended December 31, 2016 totaled $151.0 million, an increase of 180% compared to revenue for the quarter ended December 31, 2015 of $54.0 million. Net loss for the quarter ended December 31, 2016 was ($38.5) million, compared to a net loss for the quarter ended December 31, 2015 of ($25.7) million.

Adjusted EBITDA for the quarter ended December 31, 2016 totaled $6.1 million, compared to $0.4 million for the quarter ended December 31, 2015. Adjusted gross profit for the quarter ended December 31, 2016 was $13.2 million, compared to $3.9 million for the quarter ended December 31, 2015. Selling, general and administrative expenses for the quarter ended December 31, 2016 totaled $7.9 million, compared to $6.9 million for the quarter ended December 31, 2015.

“We are proud of the strong financial and operational performance our team achieved during the fourth quarter and throughout 2016,” said James C. Stewart, Chairman and Chief Executive Officer of Keane. “We are encouraged by the increase in well completion activity we are seeing across our diversified footprint. This pace of recovery allowed us to activate three hydraulic fracturing fleets from warm to hot status during the fourth quarter, and all three of which have been deployed during the first quarter, including two in January. In response to strong customer demand and the expectation of continued growth in activity throughout the year, we are responsibly investing in our future, including the proactive addition of skilled workers who will safely and efficiently support our business today, as well as anticipated growth in demand over the intermediate and long-term.”

Full Year 2016 Financial Results

Revenue for the year ended December 31, 2016 totaled $420.6 million, an increase of 15% compared to revenue for the year ended December 31, 2015 of $366.2 million. Net loss for the year ended December 31, 2016 was ($187.1) million, compared to a net loss for the year ended December 31, 2015 of ($64.6) million.

Adjusted EBITDA for the year ended December 31, 2016 totaled $1.9 million, compared to $41.9 million for the year ended December 31, 2015. Adjusted gross profit for the year ended December 31, 2016 was $27.8 million, compared to $60.9 million for the year ended December 31, 2015.

Completion Services

Revenue for Completion Services totaled $148.0 million for the quarter ended December 31, 2016, an increase of 174% compared to the quarter ended December 31, 2015 of $54.0 million. Keane averaged 12 deployed hydraulic fracturing fleets for the fourth quarter, or 52% utilization on 23 total fleets, of which, 62% were bundled with wireline. At the end of 2016, Keane had 13 hydraulic fracturing fleets deployed, or approximately 57% utilization on 23 total fleets.

Adjusted gross profit in Completion Services totaled $13.3 million for the quarter ended December 31, 2016, compared to $5.4 million for the quarter ended December 31, 2015. Annualized revenue per deployed hydraulic fracturing fleet and annualized adjusted gross profit per deployed hydraulic fracturing fleet for the fourth quarter of 2016 was $49.3 million and $4.4 million, respectively.

Financial results for the quarter ended December 31, 2016 included approximately $6.0 million of one-time items. Approximately $2.7 million of this amount was driven by costs for commencing the re-commissioning of three previously idled hydraulic fracturing fleets, two of which were completed by the end of the quarter. Another $2.3 million was associated with our opportunistic investment in hydraulic fracturing crews to support increased customer activity in our business, a portion of which will reduce future re-commissioning spend.

“Our Completion Services business continues to benefit from our strategic focus on partnering with the most dependable and efficient customers,” said Gregory L. Powell, President and Chief Financial Officer. “Our well-maintained assets and market readiness enables us to cost-efficiently meet our customers’ increasing need for completion services. In addition, our flexible logistics and supply chain network has allowed us to remain nimble, efficient and reliable in responding to the increasingly complex demands of our customers. Furthermore, the approximate doubling of rig count levels since the low point of the downturn provides validation and reason for optimism about upward trends in price and activity levels. ”

Other Services

Revenue for Other Services totaled $3.1 million and adjusted gross profit totaled ($0.1) million for the quarter ended December 31, 2016, compared to zero revenue and gross profit for the fourth quarter of 2015. Fourth quarter 2015 revenue and gross profit results were zero due to the idling of our drilling business in May 2015.

Balance Sheet and Capital

As of December 31, 2016, total debt outstanding was $269.8 million, excluding capital lease obligations and net of deferred charges, and cash and equivalents totaled $48.9 million. Total available liquidity as of December 31, 2016, was approximately $89.2 million.

On January 25, 2017, we consummated our initial public offering of 30,774,000 shares of our common stock at a public offering price of $19.00 per share, of which 15,700,000 shares were offered by us and 15,074,000 shares were offered by our selling stockholder. We received $260.3 million of net proceeds. The net proceeds were used to (i) fully repay our existing balance of approximately $99.0 million under our pre-existing term loan facility, and, in addition, approximately $13.8 million of prepayment premium related to such repayment, and (ii) repay $50 million of our secured notes, and, in addition, approximately $0.5 million of prepayment premium related to such repayment. The remaining $97.0 million is to be used for general corporate purposes. As adjusted for the initial public offering, total debt outstanding was $130.0 million, excluding capital lease obligations and net of deferred charges, cash and equivalents totaled $145.9 million and total available liquidity was $186.2 million as of December 31, 2016.

On February 17, 2017, we entered into a new $150 million asset-based revolving credit facility which replaced our existing $100 million asset-based revolving credit facility. In addition, subject to approval by the applicable lenders and customary conditions, the new asset-based revolving credit facility allows for commitments to increase up to an additional $75 million. As of December 31, 2016, after giving effect to our new asset-based revolving credit facility, we would have had $50.4 million of availability under the facility.

We have finalized the terms of a new five and a half year $150 million senior secured term loan facility ("Term Loan") with Owl Rock Capital Corporation. Subject to customary closing conditions, we expect the Term Loan to be funded on March 15, 2017. The Term Loan will have, at the Company's election, an interest rate per annum equal to either (a) the base rate plus 6.25% or (b)

LIBOR (subject to a 1.00% floor) plus 7.25%. Subject to certain conditions, the Company will have the right to request an increase of the Term Loan in an amount of up to $125 million, and such additional amounts may be used to support future growth and acquisitions. Other than a $35 million minimum liquidity requirement, the Term Loan will not contain financial covenants. The Company intends to use the net proceeds from the Term Loan to repay in full the $140 million principal amount of its 12% senior notes due 2019 and fees and expenses related to such repayment, with the balance being used for general corporate purposes. As a result of this refinancing, Keane's annualized interest expense will decrease by approximately $4.4 million. Owl Rock Capital Corporation, a leading private Business Development Company with an expertise in energy, will provide the Term Loan and will act as the Administrative Agent.

“Our new public company platform provides significant benefits and establishes a broader set of capital opportunities for Keane,” said Gregory L. Powell. “With the completion of our initial public offering, our new revolving credit facility and our imminent Term Loan refinancing, we have increased liquidity by approximately $107.1 million since the beginning of the year, improved our cost of capital, and added significant flexibility. This positions us well to take advantage of market opportunities and execute on our growth plan, which includes both deployment of our remaining fleet and potential acquisitions. Our careful management of our balance sheet and capital afforded us significant advantages during the industry downturn and will continue to serve as a major differentiator in the current upturn.”

Outlook

Due to the timing of this earnings release, the Company is providing further observations and expectations for the first quarter of 2017. In future periods, Keane expects to report quarterly earnings earlier in the reporting cycle and may not provide the same level of observations and expectations.

In January 2017, Keane deployed two additional hydraulic fracturing fleets, bringing total deployed fleets to 15, and currently has 16 hydraulic fracturing fleets deployed, representing approximately 70% utilization on our 23 total fleets. Pricing has continued to improve during the first quarter, with leading-edge new dedicated capacity pricing up approximately 25% sequentially on a gross basis. These factors and general improvement in market conditions lead us to expect sequential gross revenue increases of between 30% and 40% in the first quarter of 2017.

The recent input cost inflation, including sand, will continue to be a headwind for the industry. However, our agreements allow us to adjust pricing every three to six months to align contract pricing to market terms which may cause short term margin compression but not impact long-term profitability. In addition, we continue to leverage our scale in the market to drive efficiencies on our supply chain and logistics network with increased volume and activity.

Overall, favorable trends in pricing and the operating efficiency we benefit from with our current customers, enable us to generate attractive cash flow from incremental hydraulic fracturing fleet deployment. As a result, we are prepared to responsibly accelerate the re-activation of our remaining horsepower subject to the hiring and proper training of our crews.

Conference Call

On Wednesday, March 15, 2017, Keane will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Keane’s fourth quarter and full year 2016 results. Hosting the call will be James C. Stewart, Chairman and Chief Executive Officer and Gregory L. Powell, President and Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-9208 or, for international callers, (201) 493-6784. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or, for international callers (412) 317-6671. The passcode for the replay is 13657037. The replay will be available until March 29, 2017.

About Keane Group, Inc.

Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging and engineered solutions, as well as other value-added service offerings.

Keane prides itself on its outstanding employee culture, its efficiency and its ability to meet and exceed the expectations of its customers and communities in which it operates.

Definitions of Non-GAAP Financial Measures and Other Items

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this press release, including Adjusted Gross Profit, Adjusted EBITDA, and ratios based on these financial measures. These measurements provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other generally accepted accounting principles (“GAAP”) measures such as net income and operating income. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe Adjusted Gross Profit and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies.

Adjusted Gross Profit is defined as operating income (loss) before the cost of revenue portion of certain expenses, such as impairment, selling, general and administrative expenses, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. Adjusted EBITDA is defined as Adjusted Gross Profit further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance.

As used in this announcement, the term “warm” refers to our hydraulic fracturing fleets that are inactive and which we believe can be made operational at a cost of less than $2.0 million per fleet, which includes the cost for labor. We have incurred an average per fleet cost of $1.6 million to date to make our five most recently deployed fleets operational. The term “hot” refers to our hydraulic fracturing fleets which can be readily deployed and have available personnel.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Keane’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Keane's control. Any forward-looking statement in this release speaks only as of the date of this release. Keane undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts:
Investors
Marc Silverberg, ICR
Marc.Silverberg@icrinc.com
646-277-1293

Media
Jake Malcynsky, ICR
Jake.Malcynsky@icrinc.com
203-682-8375

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)
(In thousands)

	Quarter Ended December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$151,033	$53,983
Operating costs and expenses:
Cost of services	142,978	50,345
Depreciation and amortization	29,032	16,462
Selling, general and administrative expenses	7,858	6,914
Impairment	185	—
Total operating costs and expenses	180,053	73,721
Operating (loss)	(29,020)	(19,739)
Other expenses:
Other income (expense), net	379	(201)
Interest expense	(9,891)	(5,792)
Total other expenses	(9,512)	(5,993)
Net (loss)	(38,532)	(25,732)
Other comprehensive income (loss):
Foreign currency translation adjustments	(35)	(53)
Hedging activities	519	856
Total comprehensive (loss)	$(38,047)	$(24,929)

	Year Ended December 31
	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$420,570	$366,157
Operating costs and expenses:
Cost of services	416,342	306,596
Depreciation and amortization	100,979	69,547
Selling, general and administrative expenses	52,768	25,811
Impairment	185	3,914
Total operating costs and expenses	570,274	405,868
Operating (loss)	(149,704)	(39,711)
Other expenses:
Other income (expense), net	916	(1,481)
Interest expense	(38,299)	(23,450)
Total other expenses	(37,383)	(24,931)
Net (loss)	(187,087)	(64,642)
Other comprehensive income (loss):
Foreign currency translation adjustments	22	(741)
Hedging activities	1,857	(1,187)
Total comprehensive (loss)	$(185,208)	$(66,570)

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	December 31,
	2016	2015
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$48,920	$53,422
Accounts receivable	66,277	15,640
Inventories, net	15,891	4,668
Prepaid and other current assets	14,782	1,868
Total current assets	145,870	75,598
Property and equipment, net	294,209	153,625
Goodwill	50,478	48,882
Intangible assets	44,015	45,616
Other noncurrent assets	2,368	1,074
Total Assets	536,940	324,795
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	48,484	12,562
Accrued expenses	42,892	14,024
Current maturities of capital lease obligations	2,633	1,742
Current maturities of long-term debt	2,512	2,918
Other current liabilities	3,171	1,100
Total current liabilities	99,692	32,346
Capital lease obligations, less current maturities	5,442	6,365
Long-term debt, less current maturities	267,238	181,975
Long-term debt, related party	—	22,174
Other non-current liabilities	2,316	1,775
Total non-current liabilities	274,996	212,289
Total liabilities	374,688	244,635
Commitments and contingencies	—	—
Members’ equity:
Members’ equity	453,810	186,510
Stockholders’ equity	—	—
Retained (deficit)	(288,771)	(101,684)
Accumulated other comprehensive (loss)	(2,787)	(4,666)
Total members’ equity	162,252	80,160
Total liabilities and members’ equity	$536,940	$324,795

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Completion Services:
Revenues	$147,973	$53,983	$410,854	$363,820
Cost of services	139,626	50,345	401,891	305,035
Gross profit	8,347	3,638	8,963	58,784
Selling, general and administrative expenses	(25)	859	94	4,006
Depreciation, amortization and impairment	25,742	15,413	89,432	67,557
Operating (loss)	(17,436)	(11,122)	(80,563)	(11,260)

Average hydraulic fracturing fleets deployed	12	5	10	5
Average hydraulic fracturing fleet utilization	52%	63%	50%	63%
Wireline – fracturing fleet bundling percentages	62%	78%	57%	73%
Average annualized revenue per fleet deployed	$49,324	$43,186	$41,085	$72,764
Average annualized adjusted gross profit per fleet deployed	$4,436	$4,303	$3,145	$12,231
Adjusted gross profit	$13,309	$5,379	$31,447	$61,155

Other Services: (1)
Revenues	$3,060	$—	$9,716	$2,337
Cost of services	3,352	—	14,451	1,561
Gross profit	(292)	—	(4,735)	777
Selling, general and administrative expenses	44	—	149	—
Depreciation, amortization and impairment	1,297	734	5,272	4,640
Operating (loss)	(1,632)	(730)	(10,156)	(3,864)
Adjusted gross profit (loss)	(141)	4	(3,622)	1,277
Number of working days – coiled tubing	145	NM	400	NM
Revenue per working days – coiled tubing	$21	$ NM	$21	$ NM

(1) Other services segment includes coiled tubing, cementing and drilling divisions. Coiled tubing began operations in March 2016. Other divisions operating data are not provided, as they are not considered material to the total operations. Coiled tubing revenues for the quarter and year ending December 31, 2016 were $3.1 and $8.4 million, respectively.

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Quarter Ended December 31, 2016
	Completion Services	Other Services	Corporate and Other	Total

Operating (loss) income	$(17,436)	$(1,632)	$(9,952)	$(29,020)
Selling, general and administrative	(25)	44	7,839	7,858
Depreciation and amortization	25,742	1,112	2,178	29,032
Impairment(a)	—	185	—	185
Cost of revenue adjustments:
Acquisition, integration and divestiture costs(b)	77	141	—	218
Fleet commissioning costs	4,951	9	—	4,960
Other expenses	—	—	—	—
Adjusted gross profit	$13,309	$(141)	$65	$13,233

	Quarter Ended December 31, 2015
	Completion Services	Other Services	Corporate and Other	Total

Operating (loss) income	$(11,122)	$(730)	$(7,887)	$(19,739)
Selling, general and administrative	859	—	6,055	6,914
Depreciation and amortization	15,413	734	315	16,462
Impairment(a)	—	—	—	—
Cost of revenue adjustments:
Acquisition, integration and divestiture costs(b)	9	—	—	9
Fleet commissioning costs	220	—	—	220
Other expenses	—	—	—	—
Adjusted gross profit	$5,379	$4	$(1,517)	$3,866

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Year Ended December 31, 2016
	Completion Services	Other Services	Corporate and Other	Total

Operating (loss) income	$(80,563)	$(10,156)	$(58,985)	$(149,704)
Selling, general and administrative	94	149	52,525	52,768
Depreciation and amortization	89,432	5,087	6,460	100,979
Impairment(a)	—	185	—	185
Cost of revenue adjustments:
Acquisition, integration and divestiture costs(b)	13,233	366	—	13,599
Fleet commissioning costs	9,251	747	—	9,998
Other expenses	—	—	—	—
Adjusted gross profit	$31,447	$(3,622)	$—	$27,825

	Year Ended December 31, 2015
	Completion Services	Other Services	Corporate and Other	Total

Operating (loss) income	$(11,260)	$(3,864)	$(24,587)	$(39,711)
Selling, general and administrative	4,006	—	21,805	25,811
Depreciation and amortization	65,114	3,169	1,264	69,547
Impairment(a)	2,443	1,471	—	3,914
Cost of revenue adjustments:
Acquisition, integration and divestiture costs(b)	632	501	—	1,133
Fleet commissioning costs	—	—	—	—
Other expenses	220	—	—	220
Adjusted gross profit	$61,155	$1,277	$(1,518)	$60,914

KEANE GROUP HOLDINGS, LLC AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Adjusted gross profit	$13,233	$3,866	$27,825	$60,914
Minus: Selling, general and other administrative expenses	(7,593)	(6,322)	(51,966)	(26,499)
Acquisition, integration and divestiture costs(b)	336	2,328	23,703	5,139
Fleet commissioning costs	—	—	—	—
Unit based compensation(c)	159	192	1,985	312
Other expenses(d)	—	297	374	2,019
Adjusted EBITDA	$6,135	$361	$1,921	$41,885

(a)	Represents non-cash impairment charges with respect to our long-lived assets and intangible assets.

(b)
Represents professional fees, integration costs, earn-outs, lease termination costs, severance, start-up and other costs associated with our acquisition and integration of assets and liabilities relating to Trican Well Service L.P.'s oilfield services business and our acquisition and integration of Ultra Tech Frac Services, LLC, organic growth initiatives, and costs associated with the wind-down of our Canadian operations. In the quarter ending December 31, 2016 and 2015, these costs were recorded in selling, general and administrative expenses respectively. For the years ending December 31, 2016 and 2015, $13.6 million and $1.1 million were recorded in costs of services, respectively.

(c)	Represents non-cash amortization of units issued to our employees over the vesting period, net of any forfeitures which are reflected in selling, general and administrative expenses.

(d)
Represents legal expenses, consulting costs, development charges, forfeiture of deposit on hydraulic fracturing equipment purchase orders and other miscellaneous charges. For the year ended December 31, 2016, the foregoing was recorded in other expense, net. For the year ended December 31, 2015, $0.2 million was recorded in costs of services and $2.0 million was recorded in other expense, net.